Exhibit 21

Subsidiaries of the Registrant

Jurisdiction of Incorporation or Organization
Name	Country	State/Province
The TDL Group Co.	Canada	Nova Scotia
The TDL Group Corp.	Canada	Nova Scotia
Tim’s Realty Partnership	Canada	Ontario
Wentim Company	Canada	Nova Scotia
The TDL Group Partnership	Canada	Ontario
The TDL Marks Corporation (Les Marques de TDL Corporation)	Canada
Tim Hortons Advertising and Promotion Fund (Canada) Inc.	Canada
Barhav Developments Limited	Canada	Ontario
Courtney’s Alberta Co. Inc.[1]	Canada	Alberta
Tartan No. 2 LP	Canada	New Brunswick
The TDL Group No. 2[2]	Canada	Ontario
Tim Donut U.S. Limited, Inc.	United States	Florida
THD Coffee Co.	United States	Delaware
THD Nevada, Inc.	United States	Nevada
Tim Hortons USA, Inc.	United States	Delaware
Tim Hortons (New England), Inc.	United States	Delaware
Glenfinnan, LLC	United States	Delaware
The Tim’s National Advertising Program, Inc.	United States	Ohio
Tim Hortons (Ireland) Limited	Republic of Ireland

[1]	Dissolved into The TDL Group Corp. on December 29, 2008.
[2]	Dissolved into The TDL Group Corp. on December 29, 2008.